    Exhibit 10(a)

CONSULTING AGREEMENT
This Consulting Agreement (the "Agreement") is made between SLM Advisory Services LLC ("SLM Advisory Services"), and Illinois Tool Works Inc. ("ITW"), and will become effective on the date the parties execute it below.
1.Purpose. ITW desires to have the benefit of the advice, counsel, and services of SLM Advisory Services and its principal Steven L. Martindale for a period of time under the terms set forth in this Agreement to assist in its business. In consideration of the promises and the mutual covenants set forth herein, ITW and SLM Advisory Services agree to the following provisions.
2.Consulting Services. During the "Consulting Period" (as defined below), SLM Advisory Services will stand ready and will furnish to ITW such reasonable services of an advisory or consulting nature with respect to its business and affairs as ITW may reasonably call upon SLM Advisory Service to furnish, with the parties' understanding that: (i) SLM Advisory Services will be available for the Consulting Period upon reasonable notice and at reasonable times for periodic consultations, either in person, by videoconference, or by telephone; and (ii) Mr. Martindale will not be an employee of ITW in performing consulting services hereunder, but he and SLM Advisory Services will act in the capacity of independent contractor. The parties contemplate that the services provided by SLM Advisory Services will be limited to an approximate total of four days per month. The "Consulting Period" means the period beginning April 15, 2021 and continuing until either party provides 30 days' written notice of termination of the Agreement. Either party may provide such notice at any time for any reason.
3.Payment for Consulting Services. In consideration of the advisory and consulting service provided by SLM Advisory Services under the provisions of paragraph 2, ITW will pay to SLM Advisory Services compensation in the amount of $20,000.00 per month. SLM Advisory Services may also invoice ITW for reasonable expenses incurred in connection with the consulting services.
4.Protection of ITW's Protectable Interests. SLM Advisory Services and Mr. Martindale acknowledge that Mr. Martindale possesses confidential ITW information and trade secrets, which if disclosed would provide competitors with an unfair advantage. SLM Advisory Services and Mr. Martindale hereby affirm all of Mr. Martindale's existing post-employment obligations with respect to ITW's confidential information and trade secrets that he may be bound to under other agreements or by law, and Mr. Martindale agrees that he will not, directly or indirectly, utilize or disclose to anyone outside of ITW, trade secrets or other confidential ITW information to which he had access during his employment or the Consulting Period. Examples of confidential information include customer and vendor lists, pricing, margins, profitability, revenue, tax-planning data and strategy, business and marketing plans and strategy, long-range planning, financial planning, annual planning, technical know-how, processes, systems, designs, manufacturing techniques, leadership and talent development, ITW' s 80/20 Front to Back process (including processes, methodology, and implementation) employee-compensation data, training and workshop manuals, research and development, and innovation.

5.Entire Agreement. This Agreement contains the entire agreement between ITW and SLM Advisory Services with respect to the subject matter hereof, and may not be amended, modified, or canceled except by written consent of both parties.
6.Applicable Law. This Agreement will be enforced, interpreted, and construed under the laws of the State of Illinois, without reference to its conflict-of-laws provisions.
7.Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties, and their respective heirs, executors, administrators, legal representatives, successors, and assigns, if any.

8.Multiple Originals. This Agreement may be executed in multiple originals, including via fax or electronic signatures, each of which will be deemed an original.

Agreed to by:

SLM Advisory Services LLC	Illinois Tool Works Inc.

By: /s/ Steve Martindale	By: /s/ Chris O'Herlihy
Name: Steve Martindale	Name: Chris O'Herlihy
Date: June 8, 2021	Date: June 9, 2021